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                      February 17, 2021

       Csaba Sverha
       Chief Financial Officer
       Fabrinet
       190 Elgin Avenue
       George Town, Grand Cayman
       Cayman Islands KYI-9005

                                                        Re: Fabrinet
                                                            Form 10-K for the
Fiscal Year Ended June 26, 2020
                                                            Filed August 18,
2020
                                                            File No. 001-34775

       Dear Mr. Sverha :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing